Exhibit (a)(5)(D)

Novartis International AG Novartis Global Communications CH-4002 Basel Switzerland

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MEDIA & INVESTOR RELEASE

Novartis tender offer for MorphoSys AG commences

Basel, April 11, 2024 – Novartis published today the offer document for the voluntary public takeover offer by its wholly owned subsidiary Novartis BidCo AG for all outstanding shares of MorphoSys AG (“MorphoSys”), including all shares represented by MorphoSys American Depositary Shares (the “Offer”), for an offer price of EUR 68.00 per share in cash. The offer price corresponds to a premium of 142% on the volume-weighted average price during the last three months, as of the unaffected January 25, 2024, close.

The Offer is being made upon and subject to the terms and conditions set out in the offer document, including a 65% minimum acceptance threshold. The offer document is available in German and in the form of a non-binding English language translation, which, alongside other information in relation to the offer, are available on the following website: www.novartis.com/investors/morphosys-acquisition.The publication of the offer document has been approved by the German Federal Financial Supervisory Authority (“BaFin”).

MorphoSys’ Management Board and Supervisory Board have declared that they intend to recommend to shareholders the acceptance of the offer in their joint reasoned statement subject to a careful review of the offer document.

The acceptance period for the Offer starts today and ends on 13 May 2024, at 24:00 hours CEST and 18:00 hours EDT (also on May 13, 2024) (the “Acceptance Period”). As all mandatory antitrust clearances have already been obtained, the payment of the offer price will be effected for the MorphoSys shares and ADS tendered during the Acceptance Period shortly after the publication of the tender results for that period, if the minimum acceptance threshold has been reached and the other offer conditions have been satisfied.

Georgeson is acting as information agent for Novartis in the Offer. Deutsche Bank is acting as share tender agent and The Bank of New York Mellon is acting as ADS tender agent for the Offer.

From today until 30 May 2024, a takeover offer hotline for shareholders is available between 9:00-18:00 hours CEST from Monday through Friday under +49 89 3803 8187 (for German callers) and +44 20 3005 6716 (for international callers). A takeover offer hotline for ADS holders is available between 9:00-23:00 EDT from Monday through Friday and 12:00-18:00 on Saturdays under +1 (866) 356-7344 (for U.S. callers) and +1 (781) 236-4704 (for callers outside the U.S).

Additional Information and Where to Find it

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys. The final terms and further provisions regarding the Takeover Offer are available in the offer document published by Novartis BidCo AG (formerly known as Novartis data42 AG) (the “Bidder”). The offer document has been approved by the BaFin and has been filed with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy shares of MorphoSys will be made only pursuant the offer document. In connection with the Takeover Offer, the Bidder and Novartis AG have filed Tender Offer Statement on Schedule TO with the SEC (together with the offer document, an Offer to Purchase including the means to tender and other related documents, the “Takeover Offer Documents”), the management board and supervisory board of MorphoSys have issued a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and MorphoSys has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE MORPHOSYS SHAREHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TAKEOVER OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TAKEOVER OFFER. The Takeover Offer Documents and the Recommendation Statements will be distributed to all stockholders of MorphoSys in accordance with German and U.S. securities laws. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or MorphoSys. Free copies of these materials and certain other offering documents are available on the Bidder’s website at www.novartis.com/investors/morphosys-acquisition or by contacting the Bidder’s investor relations department at +41 61 324 7944.

In addition to the Offer to Purchase, including the means to tender and certain other Takeover Offer Documents, as well as the Solicitation/Recommendation Statement, MorphoSys and the Bidder will file other information with the SEC. Filings by Novartis AG and the Bidder with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder have requested and received no-action and exemptive relief from the SEC to conduct the Takeover Offer in the manner described in the offer document.

Acceptance of the Takeover Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Takeover Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Disclaimer

This press release contains forward-looking statements concerning Novartis AG, the Bidder, MorphoSys and the Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Offer; statements about the expected timetable for the consummation of the Offer; the plans, objectives, expectations and intentions of Novartis AG and the Bidder; and the financial condition, results of operations and business of MorphoSys and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Bidder and Novartis AG as at the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of Novartis AG, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the results, performance, financial condition and liquidity of Novartis AG, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the Offer; uncertainties as to how many of the MorphoSys stockholders will tender their stock in the Offer; the possibility that competing offers will be made; the possibility that various conditions for the Offer may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer; the effects of the Offer on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the Offer; transaction costs associated with the Offer; that expectations may be incorrect; the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures and requirements for increased pricing transparency; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political, economic and business conditions, including the effects of and efforts to mitigate pandemic diseases; safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG’s current Form 20-F on file with the US Securities and Exchange Commission, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by MorphoSys and the Tender Offer Statement on Schedule TO and related Takeover Offer Documents to be filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Bidder, Novartis AG and MorphoSys expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.

About Novartis

Novartis is an innovative medicines company. Every day, we work to reimagine medicine to improve and extend people’s lives so that patients, healthcare professionals and societies are empowered in the face of serious disease. Our medicines reach more than 250 million people worldwide.

Reimagine medicine with us: Visit us at https://www.novartis.com and connect with us on LinkedIn, Facebook, X/Twitter and Instagram.

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Novartis Media Relations E-mail: media.relations@novartis.com
Central		North America
Richard Jarvis	+41 79 584 2326	Michael Meo	+1 862 274 5414
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Novartis Investor Relations Central investor relations line: +41 61 324 7944 E-mail: investor.relations@novartis.com
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